August 29, 2014.

Re.: AGREEMENT TO SUBSCRIBE TO SHARES

Dear Sirs,

I, Klaus Eckhof, confirm that the loan owed to me by Coresco AG as at December 31, 2013 is CHF100’000.00

Following various discussions with Coresco, I have agreed to convert  the loan balance to shares in Panex at an issue price of 0.001 cents each

Yours faithfully

/s/ Klaus Eckhof

Klaus Eckhof